Exhibit 10.46

Hillenbrand, Inc.
Cash Award and Repayment Agreement

August 7, 2014

Hillenbrand, Inc. (the “Company”) shall pay Kristina Cerniglia (“you”) a cash award equal to $650,000, less applicable taxes (the “Award”), as an inducement to you and in recognition of the forfeiture of outstanding compensation from your previous employer.  In the event you terminate employment with the Company without “Good Reason” or you are terminated for “Cause” (as such terms are defined in your employment agreement), you shall repay all or some portion of the Award as follows:

•                  If such a termination occurs prior to August 7, 2015 (“First Anniversary”), you shall repay to the Company an amount equal to the entire Award; and

•                  If such a termination occurs after the First Anniversary, but prior to August 7, 2016, you shall repay to the Company an amount equal to 50% of the Award.

You shall make any such repayment to the Company not later than 30 days following your last day of employment with the Company.

HILLENBRAND, INC.

By:	/S/ Diane R. Bohman
Name:	Diane R. Bohman
Title:	Senior Vice President,
Chief Administrative Officer

ACCEPTED AND AGREED:

/S/ Kristina Cerniglia
Kristina Cerniglia

Date:	8/4/14